EXHIBIT 2.6

Execution Copy

AMENDMENT AGREEMENT

This Amendment Agreement (this “Amendment”) is made and entered into as of March 4, 2022 (the “Amendment Effective Date”), by and among Coast L Acquisition Corp., a Delaware corporation (the “Buyer”), TPCO Holding Corp., a British Columbia corporation (“Parent”), Coastal Holding Company, LLC, a California limited liability company (“Coastal”), the certain members of Coastal identified on the signature pages hereto (the “Signing Members”) and Julian Michalowski, as Equityholders’ Representative (“Representative”). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings given in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer, Parent, Coastal, the Signing Members, Representative and certain other Persons are parties to that certain Unit Purchase Agreement, dated as of October 1, 2021 (the “Purchase Agreement”), and in connection therewith, Buyer, Parent and Representative are parties to that certain Holdback and Lockup Agreement, dated as of October 1, 2021 (the “Holdback Agreement” and, together with the Purchase Agreement, the “Transaction Agreements”).

WHEREAS, the parties now desire to amend and supplement certain terms of the Purchase Agreement and the Holdback Agreement, all as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, notwithstanding anything to the contrary in the Agreement, the parties hereto hereby agree as follows:

1. Amendments.

(a) The parties agree that for all purposes of the Transaction Agreements, including without limitation, Section 2.05 of the Purchase Agreement, that the respective amounts of Coastal Inventory, Prepaid Assets and Unsatisfied Management Date Accounts Payable, in each case as of the Management Transfer Date, are as set forth on Exhibit A attached hereto.

(b) The parties agree that, notwithstanding anything in the Transaction Agreements to the contrary, for all purposes of the Transaction Agreements, including without limitation, Section 2.05 of the Purchase Agreement, and for purposes of measuring “Sale Consideration” (i) except with respect to the Coastal Inventory and the Prepaid Expenses (as well as an interim calculation of Unsatisfied Management Date Accounts Payables, which will be updated as of the Closing Date), the parties have elected to defer delivery of the Buyer Statement until thirty (30) days after Closing, (ii) determination of the final calculations of the Coastal Indebtedness, the Coastal Transaction Expenses, the Coastal Cash, the Unsatisfied Management Date Accounts Payables, and the Sale Consideration shall be deferred until after the Closing and in each instance will be measured as of the Closing Date rather than the Management Transfer Date, (iii) the Prepaid Assets and Coastal Inventory shall be equal to the respective amounts set forth on Exhibit A hereto, (iv) the interim calculation of Unsatisfied Management Date Accounts Payable as of the Management Transfer Date shall be equal to the amount set forth on Exhibit A hereto but will be updated as of the Closing Date and will be measured as of the Closing Date, and (v) Buyer shall deliver the Buyer Statement giving effect to the foregoing within thirty (30) days after the Closing.

[Signature Page to Amendment Agreement]

(c) Section 2.02(b) of the Purchase Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“The consideration payable at Closing by Buyer to the Members in consideration for the Unit Purchase is the Sale Consideration, less an amount of Buyer Shares equal to the sum of the obligations set forth on Schedule 2.02(b), without duplication, to the extent such obligations are not satisfied (from the proceeds of the Loan Amount, cancelled or otherwise paid) on or prior to the Closing, with each Buyer Share being valued for this purpose at a price of $3.2607 per share.”

(d) Section 2.05(g)(i) of the Purchase Agreement is hereby amended in its entirety to read as follows:

“(i) If the Sale Consideration is greater than the Share Consideration (the amount by which the Sale Consideration is greater than the Share Consideration, the “Shortfall”), then within five Business Days following the Determination Date, Buyer shall increase the number of Tranche A Shares being held in accordance with the Holdback Agreement by the number of Buyer Shares equal to (A) the Shortfall, divided by (B) $3.2607.”

(e) Section 2.05(g)(ii) of the Purchase Agreement is hereby amended in its entirety to read as follows:

“(ii) If the Share Consideration is greater than the Sale Consideration (the amount by which the Share Consideration is greater than the Sale Consideration, the “Excess”), then within five Business Days following the Determination Date, Buyer shall reduce and cancel from the Share Consideration being held in accordance with the Holdback Agreement a number of Tranche A Shares (or if there at such time no Tranche A Shares then being held, a number of Tranche B Shares) equal to (A) the Excess, divided by (B) $3.2607.”

(f) Section 6(a) of the Holdback Agreement is hereby amended in its entirety to read as follows:

“(a) Tranche A Shares (and any TPCO Shares into which they are exchanged) shall be Released on the later of (i) the date such Tranche A Shares have been Earned, (ii) the Closing, (iii) completion of the Tax Filings and Payments; provided that Parent or its Affiliates provide Coastal with the requisite information to complete the Tax Filings and Payments by May 15, 2022, and (iv) 180 days after the Management Transfer Date. Notwithstanding the foregoing, on any such date, Tranche A Shares shall not be Released to the extent that the Unsatisfied Loan Amount would exceed the number of Earned but not yet Released Tranche A Shares and Tranche B Shares, but shall thereafter be released to the extent the Earned but not yet released Tranche A and Tranche B Shares exceed the then Unsatisfied Loan Amount.”

(g) Section 6(b) of the Holdback Agreement is hereby amended in its entirety to read as follows:

“(b) Tranche B Shares (and any TPCO Shares into which they are exchanged) shall be Released on the later of (i) the date such Tranche B Shares have been Earned (ii) the Closing, (iii) ten (10) days after the final calculation of Sale Consideration pursuant to Section 2.05 of the Purchase Agreement and any adjustments to the Company Shares in accordance therewith, (iv) completion of the Tax Filings and Payments; provided that Parent or its Affiliates provide Coastal with the requisite information to complete the Tax Filings and Payments by May 15, 2022, and (v) 180 days after the applicable Pricing Date for such Tranche B Shares. Notwithstanding the foregoing, on any such date, Tranche B Shares shall not be Released to the extent that the Unsatisfied Loan Amount would exceed the number of Earned but not yet Released Tranche A Shares and Tranche B Shares, but shall thereafter be released to the extent the Earned but not yet released Tranche A and Tranche B Shares exceed the then Unsatisfied Loan Amount.”

(h) The last sentence of Section 8.03 of the Purchase Agreement is hereby amended in its entirety to read as follows:

“Without limiting the generality of the foregoing, upon termination of this Agreement, (i) all Share Consideration shall be released, paid over and/or surrendered to Buyer and cancelled, as and to the extent provided under the Holdback Agreement, (ii) the Coastal Note shall continue in accordance with its terms, (iii) the Service Agreements shall terminate, (iv) the assignment to Buyer or its Affiliates of the right to exercise the option under the Pasadena Agreement Amendment shall terminate and revert to and be vested solely with Coastal, (v) Buyer shall pay Coastal the amount, if any, by which the sum of Coastal Inventory and Prepaid Expenses (as specified in Exhibit A of the Amendment Agreement among the parties hereto) exceeds the total amount of all Unsatisfied Management Date Accounts Payable (measured as of the Management Transfer Date) paid by Buyer prior to termination, and (vi) all payments made by Buyer or its Affiliates (A) to the Seller (as defined in the Pasadena Agreement Amendment) of Pasadena pursuant to the Pasadena Agreement Amendment, and (B) for the build out of Concord, shall in each case be added to the outstanding balance under the Coastal Note and be subject to repayment in accordance with the terms thereunder.”

2. Miscellaneous.

(a) The Purchase Agreement and Holdback Agreement, as amended hereby, are and shall remain unmodified and in full force and effect until their termination in accordance with their respective terms and are hereby reaffirmed. The provisions of Article X of the Purchase Agreement are hereby incorporated herein, mutatis mutandis.

(b) This Amendment Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. This Amendment, to the extent signed and delivered by means of a facsimile machine, e-mail, DocuSign or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(c) This Amendment and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Laws of the State of California, without regard to the conflict of laws principles.

(d) This Amendment will be binding on and inure to the benefit of the parties and their respective successors and assigns.

[Signature Page Immediately Follows.]

Execution Copy

IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be signed by their respective duly authorized representatives as of the date first written above.

COAST L ACQUISITION CORP.

By:	/s/ Troy Datcher
Name:	Troy Datcher
Title:	CEO

COASTAL HOLDING COMPANY, LLC

By:	/s/ Julian Michalowski
Name:	Julian Michalowski
Title:	CEO

TPCO HOLDING CORP.

By:	/s/ Troy Datcher
Name:	Troy Datcher
Title:	CEO

Julian Michalowski, as Equityholders’ Representative

THE JULIAN MICHALOWSKI 2020 REVOCABLE TRUST DATED DECEMBER 1, 2020

By:	/s/ Julian Michalowski
Name:	Julian Michalowski
Title:	Trustee

/s/ Kevin McGrath
Kevin McGrath

/s/ Malante Hayworth
Malante Hayworth

/s/ Josh Ginsberg
Josh Ginsberg

TREASURE DRAGON HOLDING LTD.

By:	/s/ Steven Loeb
Name:	Steven Loeb
Title:	Authorized Signatory

BIG HORSE, LLC

By:	/s/ Jason Loeb
Name:	Jason Loeb
Title:	Authorized Signatory

EXHIBIT A

Coastal Inventory, Prepaid Assets and Unsatisfied Management Date Accounts Payable

Coastal Inventory	$1,311,039

Prepaid Assets	$49,365

Unsatisfied Management Date Accounts Payable	$4,303,834